EXHIBIT 10.11

GUARANTY OF COMPLETION AND INDEMNITY

        This GUARANTY OF COMPLETION AND INDEMNITY (this “Guaranty”), dated as of the 5th day of January, 2001, is made by PRIME GROUP REALTY, L.P., a Delaware limited partnership, having an address at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601 (“Guarantor”), in favor of BANKERS TRUST COMPANY, as agent (“Agent”) for the Lenders (collectively with Agent, “Lenders”) from time to time under the Construction Loan Agreement (as defined below), having an address at 130 Liberty Street, New York, New York 10006.

W I T N E S S E T H:

        WHEREAS, Prime/Beitler Development Company, L.L.C. (“Borrower”) and Agent have entered into that certain Mezzanine Construction Loan Agreement, dated as of the date hereof, to finance construction of a mixed use project described therein (such agreement, as it may hereafter be amended, modified, supplemented or restated from time to time, is hereinafter referred to as the “Construction Loan Agreement”; capitalized terms used but not otherwise defined in this Guaranty but defined in the Construction Loan Agreement shall have the meanings set forth for such terms in the Construction Loan Agreement);

        WHEREAS, pursuant to and in accordance with the Construction Loan Agreement, Borrower has agreed to cause its subsidiary, Dearborn Center, L.L.C. (the “Property Owner”), to undertake and complete construction of the Base Building Improvements;

WHEREAS, the Loan shall be secured by the Loan Documents;

        WHEREAS, it is a condition precedent to the execution of the Loan Documents that Guarantor shall have executed and delivered this Guaranty; and

        WHEREAS, Guarantor is a member of Borrower and shall derive substantial benefit from the construction and completion of the Base Building Improvements and from the making of the Loan to Borrower.

        NOW, THEREFORE, in consideration of Agent’s execution of the Construction Loan Agreement and in order to induce the Lenders to make the Loan and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby covenants and agrees as follows:

Section 1. Guarantied Obligations. Guarantor hereby unconditionally, absolutely and irrevocably, as a primary obligor and not merely as a surety, guaranties to the Lenders that: (a) by the Outside Completion Date, Substantial Completion of the Base Building Improvements in accordance with the Plans and Specifications (as the same may be modified in accordance with the Construction Loan Agreement), except for non-material deviations therefrom that do not adversely affect the use of the Improvements for their intended purpose, shall have occurred, subject to delays permitted by the Construction Loan Agreement (i.e., delay caused by Force Majeure Events); (b) Final Completion of the Base Building Improvements shall be achieved within the time period required therefor in the Construction Loan Agreement, subject to delays permitted by the Construction Loan Agreement (i.e., delay caused by Force Majeure Events); (c) by each Lease Completion Date, the portion of the Project demised by the related Lease shall be completed and delivered to the Tenant thereunder in accordance with the Construction Loan Agreement; (d) the Base Building Improvements shall at all times be constructed in compliance in all material respects with all Laws and Regulations; (e) the Property shall, subject to Borrower’s right to contest or cause the Property Owner to contest pursuant to Section 5.1(b)(ii) of the Construction Loan Agreement, be free and clear of all liens, claims and demands of any and all persons, firms, corporations or other entities which furnish materials, labor or services in connection with the Work; and (f) all Construction Costs shall be funded when due (including, without limitation, any Shortfalls under Section 2.1.7 of the Construction Loan Agreement), taking into account any reallocation of line items and/or allocation of cost savings permitted under the Construction Loan Agreement (all obligations under clauses (a) through (f) of this Section 1 and Section 3 hereof, collectively, the “Guarantied Obligations”).

        Section 2. Continued Funding. Provided that Guarantor is fully performing or has fully performed its obligations under Section 1 hereof and notwithstanding that Borrower may be in default or there may have occurred any Default or an Event of Default under the Loan Documents, the Lenders shall continue to make Advances of the Loan in accordance with and subject to the terms of the Construction Loan Agreement for the benefit of Guarantor to fund any Guaranteed Obligations (but only to the extent there are unfunded amounts of the Loan allocated to the specific Guaranteed Obligations in the Approved Construction Budget, subject to the terms of the Construction Loan Agreement), so long as each of the following conditions precedent shall have been satisfied as of the date of each such Advance:

(a) the representations and warranties of Borrower contained in all of the Loan Documents shall be true and correct in all material respects on and as of the date of any such Advance as though made on and as of that date, except for those representations (i) which pertain to the financial condition of Borrower or which are personal to Borrower, or (ii) which are inaccurate because of the existence of any Default or Event of Default which triggered Guarantor’s obligations hereunder or any other default of Borrower (provided Guarantor shall promptly commence and diligently prosecute the cure of any such Event of Default other than Events of Default arising because of the financial condition of Borrower or which are personal to Borrower);

(b) no Event of Default under the Loan Documents or the Senior Loan Documents (other than an Event of Default resulting from a change in financial condition of Borrower or which is personal to Borrower), shall have occurred and be continuing unless such Event(s) of Default is of a nature that it could not be cured with diligent efforts by the date on which such Advance is requested and Guarantor shall have promptly commenced to cure such Event(s) of Default, upon demand by the Lenders hereunder, and diligently prosecuted such cure to the date such Advance is requested; and

(c) Guarantor shall, at its sole expense, deliver or cause to be delivered (i) in connection with the Initial Advance, the items set forth in Section 3.2 of the Construction Loan Agreement and (ii) in connection with all other Advances, the items set forth in Section 3.3 of the Construction Loan Agreement (and with respect to the Final Advance, Section 3.4 of the Construction Loan Agreement) and, except as otherwise provided in Sections 2(a) and (b) hereof, Guarantor shall have satisfied all other applicable conditions to each such Advance as set forth in the Construction Loan Agreement.

        No failure of Guarantor to satisfy any such condition precedent to an Advance and no resultant failure of the Lenders to make such Advance shall relieve Guarantor of the obligation to pay and perform the Guarantied Obligations or impair or affect the rights and remedies of the Lenders against Guarantor hereunder.

        Section 3. Completion Costs Guaranty. Notwithstanding anything to the contrary herein, if following an Event of Default the Lenders exercise their remedies under the Loan Documents and thereby succeed to Borrower’s ownership of the Property Owner, Guarantor shall, and does hereby, unconditionally guaranty to the Lenders payment by Guarantor of an amount equal to the Completion Costs (as hereinafter defined). As used herein, the term “Completion Costs” means, without duplication of and except for any costs and amounts paid by Guarantor pursuant to that certain Guaranty of Completion and Indemnity by and between Guarantor and the Senior Lender, the excess, if any, of (a) all of the Lenders’ direct and indirect out-of-pocket costs incurred or to be incurred in connection with the lien-free completion of the Base Building Improvements in accordance in all material respects with the Plans and Specifications as required of the Borrower by the Construction Loan Agreement and the Property Owner by the Senior Loan Agreement, including, without limitation, interest, fees, sewer and water charges, real estate taxes and Operating Expenses until Final Completion, but not including any such costs and expenses that are attributable to or result from the Lenders’ gross negligence, willful misconduct or bad faith, over (b) the undisbursed portion of the Loan and the Senior Loan available to Borrower and the Property Owner (and/or the Guarantor, to the extent permitted under Section 2 above) as of the date of the Lenders’ acceleration of the Loan following such Event of Default; provided, however, that Completion Costs shall in no event be greater than the costs actually spent to construct the lien-free completion of the Base Building Improvements. Guarantor agrees that, for the purpose of this Guaranty, the Lenders’ costs shall, at the Lenders’ sole option, be equal to either (i) the aggregate amount of such direct and indirect out-of-pocket costs actually incurred by the Lenders from time to time to and including the date on which the Base Building Improvements are completed, lien-free, in accordance in all material respects with the Plans and Specifications and the conditions of the final advance of loan proceeds under the Senior Loan (i.e., Section 3.4 of the Senior Loan Agreement) have been satisfied in full or (ii) the amount of such direct and indirect out-of-pocket costs as reasonably estimated by the Construction Consultant at any time after such acceleration of the Loan. Unless the Plans and Specifications provide for a standard of completion greater than that set forth below, for purposes of this Guaranty, the Lenders’ direct and indirect costs shall be deemed to also include (x) direct and indirect out-of-pocket costs incurred, or reasonably estimated by the Construction Consultant to be required to be incurred, as the case may be, in order to complete the Base Building Improvements to a building standard in accordance with industry practices, as reasonably determined by the Construction Consultant, for improvements comparable to the Base Building Improvements and (y) direct and indirect out-of-pocket costs incurred, or reasonably estimated by the Construction Consultant to be required to be incurred, as the case may be, in order to complete the Base Building Improvements in accordance with the terms and provisions of any contracts of sale, leases, subleases, permanent commitment or other agreements, or letters of intent in connection therewith, with respect to occupancy, sale or financing of all or any portion of the Improvements. Guarantor further agrees that any amount reasonably estimated by the Construction Consultant as aforesaid, and any determination by the Construction Consultant with respect to industry practices, shall be conclusive for purposes of determining Guarantor’s liability hereunder, provided that the Construction Consultant has made such estimate or determination in good faith. Such payment shall be due no later than ten (10) days following the giving of a written demand therefor from the Lenders to Guarantor, together with interest at the Default Rate if not paid within said ten-day period.

        In the event of application of this Section 3, Agent shall make available to Guarantor evidence reasonably satisfactory to Guarantor, during the sixty (60) days following Final Completion, that the Completion Costs paid by Guarantor hereunder actually were spent by the Lenders to complete the lien-free Base Building Improvements. In the event that any Completion Costs were paid by Guarantor in excess of the amount actually expended by the Lenders to complete the lien-free completion of the Base Building Improvements, such excess shall be reimbursed by Agent to Guarantor.

        Section 4. Nature of Guaranty. Guarantor hereby reaffirms that this Guaranty is a guaranty of payment and not of collection, is continuing in nature and applies to all Guarantied Obligations, whether existing now or in the future, including Guarantied Obligations arising or accruing after the bankruptcy of Borrower, the Property Owner or any member of Borrower (“Loan Party”) or any sale or other disposition of any security for this Guaranty or for the obligations of Borrower or any other Loan Party under the Loan Documents (any such security, the “Security”). This Guaranty and any Security for this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment or performance of any Guarantied Obligations is rescinded or must otherwise be returned by the Lenders or any other party upon the bankruptcy, insolvency or reorganization of any Loan Party or Guarantor or otherwise, all as though such payment or performance had not occurred (including, without limitation, if all or any portion of any Substitute Collateral must be returned to the Guarantor, in which case the termination and release provided by Section 29 below shall immediately cease to be effective and this Guaranty and the Interest and Operating Costs Guaranty shall each be automatically reinstated as if no such termination and release had ever occurred).

        Section 5. Waiver. To the extent permitted by applicable Laws and Regulations, Guarantor hereby waives protest, promptness, diligence, notice of acceptance, demand for payment and notice of default or non-payment in respect of the Notes, the Construction Loan Agreement and the other Loan Documents. Guarantor hereby waives any requirement that the Lenders protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against Borrower, or against any other guarantor or any other person, entity or any Security. Guarantor hereby waives, to the fullest extent permitted by applicable law, the benefit of any statute of limitations which may affect its liability hereunder or the enforcement hereof. Any payment by Borrower or other circumstance that operates to toll any statute of limitations as to Borrower shall operate to toll the statute of limitations as to Guarantor.

        Section 6. Remedies. The Lenders shall not be required, as a condition precedent to making a demand upon Guarantor under this Guaranty, to make demand upon Borrower, Guarantor under any other guaranty, any other guarantor, or anyone else, or to exhaust its remedies against Borrower, Guarantor under any other guaranty, any other guarantor, or anyone else, or to proceed against any Security. Any failure by the Lenders to make any demand or to collect any payments hereunder or under any other Loan Document shall not relieve Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies of the Lenders against Guarantor hereunder. The obligations and duties of Guarantor hereunder are independent of the obligations and duties of Borrower under the Loan Documents and a separate action or actions may be brought and prosecuted against Guarantor hereunder, whether or not an action is brought against Borrower under the Loan Documents or Guarantor under any other guaranty or any other person or entity under any other Loan Document, whether or not Borrower or Guarantor or any other person or entity be joined in any such action or actions, and whether or not an action or actions may be brought against Guarantor or any other person or entity in connection with any other guaranty. The liability of Guarantor hereunder shall not be affected by or limited by (a) any direction or application of payment by Borrower or by any other party, (b) any other guaranty of any other party as to Borrower’s obligations under the Loan Documents or as to the completion of the Improvements or (c) any payment to the Lenders of Borrower’s obligations that the Lenders repay pursuant to the order or direction of a court of competent jurisdiction in connection with any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Guarantor hereby waives any right to the deferral, modification or limitation of its obligations and duties hereunder by reason of any such proceeding.

Section 7. Representations and Warranties. The Guarantor represents and warrants that, as of the date hereof:

        (a) Guarantor has full power, authority and legal right to execute and deliver this Guaranty and to perform fully and completely all of its obligations hereunder.

        (b) The execution, delivery and performance of this Guaranty by Guarantor will not violate any provision of any law, regulation, order or decree of any governmental authority, bureau or agency or of any court which is binding on Guarantor, or any provision of any contract, undertaking or agreement to which Guarantor is a party or which is binding upon Guarantor or any of its property or assets, and will not result in the imposition or creation of any lien, charge or encumbrance on, or security interest in, any of its property or assets pursuant to the provisions of any of the foregoing in any case which would have a Material Adverse Effect on the ability of Guarantor to perform its obligations hereunder.

        (c) This Guaranty has been duly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, subject to any applicable Debtor Relief Laws and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

        (d) All necessary resolutions, consents, licenses, approvals and authorizations of any person or entity required in connection with the execution, delivery and performance of this Guaranty have been duly obtained and are in full force and effect.

        (e) There are no conditions precedent to the effectiveness of this Guaranty that have not been either satisfied or waived.

        (f) Guarantor has, independently and without reliance upon Agent or the Lenders and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.

        (g) The applicable balance sheets of Guarantor and PGRT and statements of income and cash flows of PGRT (the “Financial Statements”) heretofore delivered by Guarantor to the Lenders are true and correct in all material respects and have been prepared in accordance with GAAP and fairly present, in all material respects, the financial condition of Guarantor as of the dates thereof and no material adverse change has occurred in Guarantor’s financial condition reflected therein since the dates thereof.

        (h) There are no actions, suits or proceedings pending, or, to the Knowledge of Guarantor, threatened against or affecting Guarantor, which if adversely determined would have a Material Adverse Effect on the ability of Guarantor to perform its obligations under this Guaranty, and Guarantor is not in default with respect to any order, writ, injunction, decree or demand of any court, arbitration body or governmental authority, which default would materially adversely affect the ability of Guarantor to perform its obligations hereunder.

        Section 8. Covenants. (a) Annual Financial Statements. Guarantor shall furnish to Agent within one hundred twenty (120) days following the end of each calendar year, a copy of its annual Financial Statements in a form reasonably acceptable to the Agent, and a copy of the audited annual Financial Statements of each of Guarantor and of Prime Group Realty Trust and its successors and assigns (“PGRT”). Such annual Financial Statements shall be accompanied by (i) an Officer’s Certificate from PGRT certifying that such annual Financial Statements are true, correct, accurate and complete in all material respects and present fairly, in all material respects, the financial condition and results of operation of each of Guarantor and of PGRT and have been prepared in accordance with GAAP and (ii) an Officer’s Certificate from PGRT certifying as of the date thereof whether, to such Person’s Knowledge, there exists a Default or Event of Default, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

        (b) Quarterly Financial Statements. Guarantor shall furnish to Agent on or before the forty-fifth (45th) day after the end of each of the first three (3) quarters of each calendar year, the following items, accompanied by an Officer’s Certificate of PGRT, certifying that such items are true, correct, accurate and complete in all material respects and fairly present, in all material respects, the financial condition and results of the operations of such Person in a manner consistent with GAAP (subject to normal year-end adjustments and disclosures), to the extent applicable:

        (i) quarterly and year-to-date unaudited Financial Statements with respect to each of the Guarantor and PGRT, including the applicable balance sheets of Guarantor and PGRT, statements of income and cash flows of PGRT for such quarter; and

        (ii) an Officer’s Certificate from PGRT certifying as of the date thereof whether to such Person’s Knowledge, there exists a Default or an Event of Default, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action being taken to remedy the same.

        (c) Consolidated Net Worth. As of the end of the fiscal quarter immediately preceding the Initial Advance (and as of the end of any fiscal quarter thereafter), the Consolidated Net Worth of Guarantor shall not at any time that the Loan is outstanding be less than the sum of (i) Three Hundred Fifty Million and No/100 Dollars ($350,000,000.00) and (ii) seventy-five percent (75%) of any the aggregate, initial value of any operating partnership units issued by Guarantor from and after the date hereof.

        (d) Liquidity. As of the end of the fiscal quarter immediately preceding the Initial Advance (and as of the end of any fiscal quarter thereafter), the amount of Unrestricted Cash shall at no time be less than Twenty Million and No/100 Dollars ($20,000,000.00). “Unrestricted Cash” shall mean, for any period, the aggregate amount of unrestricted Cash and Cash Equivalents (valued at fair market value in accordance with GAAP) then actually owned and held by Guarantor and all of its Subsidiaries (excluding, without limitation, until forfeited or otherwise entitled to be retained by Guarantor or any of its Subsidiaries, as applicable, tenant security and other restricted deposits); it being agreed that, as used in this definition, “unrestricted” means the specified asset is not subject to any Liens, claims, security interests or restrictions of any kind in favor of any Person.

        (e) Ratio of Liabilities to Assets. As of the end of the fiscal quarter immediately preceding the Initial Advance (and as of the end of each fiscal quarter thereafter), at no time that the Loan is outstanding shall the ratio (stated as a percent) of (i) Total Liabilities to (ii) Total Assets, be greater than 67%. “Total Liabilities” shall mean, for Guarantor and all of its Subsidiaries, at any time, the sum (without duplication) of the following (A) all liabilities, consolidated and determined in accordance with GAAP, (B) all Indebtedness, whether or not so classified, and (C) the balance available for drawing under letters of credit issued for the account of Guarantor and all of its Subsidiaries but excluding all Indebtedness related to the Project, including, without limitation, the Debt and the Senior Loan (collectively, the “Project Liabilities”). “Total Assets” shall mean, for Guarantor and all of its Subsidiaries, at any time, the aggregate book value of all assets, consolidated and determined in accordance with GAAP, plus accumulated depreciation and amortization related to those fixed and tangible properties (the “Real Estate Assets”) consisting of land, buildings and/or other improvements, and/or interests therein and/or interests in mortgage loans, owned by Guarantor or any of its Subsidiaries (but excluding (a) all leaseholds other than leaseholds under ground leases having unexpired terms of at least 30 years and (b) any assets that constitute investments in the Project that are paid for by Advances or advances made under the Senior Loan (the assets described in this clause (b), collectively, the “Project Assets”)).

        (f) Maximum Distribution. As of the end of the fiscal quarter immediately preceding the Initial Advance (and as of the end of each fiscal quarter thereafter), at no time that the Loan is outstanding shall Guarantor’s and PGRT’s aggregate maximum distribution for the most recent four (4) full fiscal quarters prior to the date of determination to their common shareholders and unit holders, as applicable, exceed 90% of PGRT’s Funds From Operations. “Funds From Operations”, for any period, shall be determined in accordance with the definition for such term promulgated by the National Association of Real Estate Investment Trusts as in effect as of the Closing Date (as adjusted for any straight-lining of rent and any write down in the value of land or loss on the sale of land), as published in The White Paper on Funds From Operations, dated October 1999.

        (g) Ratio of Consolidated EBITDA to Consolidated Total Interest Expense. As of the end of the fiscal quarter immediately preceding the Initial Advance (and as of the end of each fiscal quarter thereafter), at no time that the Loan is outstanding shall the ratio (stated as a percent), in respect of any period, of (i) Consolidated EBITDA to (ii) Consolidated Total Interest Expense, be less than 165%. “Consolidated EBITDA” shall mean, in respect of Guarantor and all of its Subsidiaries, for any period (A) net income or loss (before minority interests and as adjusted for any straight-lining of rent), as determined in accordance with GAAP, plus (B) to the extent deducted in computing such net income or loss, (1) Consolidated Total Interest Expense and (2) depreciation and amortization, and (C) minus all gains or plus all losses attributable to the sale or disposition of assets or debt restructuring as well as any other extraordinary, non-recurring sources of revenues, in each case adjusted to include only the funds actually received in cash by the Guarantor and its Subsidiaries from any Partially Owned Entities. “Consolidated Total Interest Expense” shall mean, in respect of Guarantor and all of its Subsidiaries, for any period, (x) the amount of interest required to be paid or accrued in accordance with GAAP on (A) all Indebtedness of Guarantor, and all of its Subsidiaries and (B) all amounts available for borrowing or for drawing under letters of credit, if any, issued for the account of Guarantor and all of its Subsidiaries, but only if such interest was or is required to be reflected as an item of expense in accordance with GAAP plus (y) capitalized interest to be paid or accrued in accordance with GAAP (but excluding that portion of capitalized interest funded from the interest reserve proceeds of any construction loan). “Partially Owned Entities” shall mean any of the partnerships, associations, corporations, limited liability companies, trusts, joint ventures or other business entities in which Guarantor, directly or indirectly through its full or partial ownership of another entity, owns an equity interest, but which is not required in accordance with GAAP to be consolidated with Guarantor for financial reporting purposes.

        (h) Ratio of Consolidated EBITDA to Consolidated Total Fixed Charges.

        (i) Ratio of Consolidated EBITDA to Consolidated Total Fixed Charges A. As of the end of the calendar quarter immediately preceding the Initial Advance (and as of the end of each fiscal quarter thereafter), at no time that the Loan is outstanding shall the ratio (stated as a percent), in respect of any period, of (A) Consolidated EBITDA to (B) Consolidated Total Fixed Charges A, be less than 145%. “Consolidated Total Fixed Charges A” shall mean, for any period, the aggregate amount of (1) Consolidated Total Interest Expense, plus (2) scheduled principal payments of Indebtedness (excluding optional prepayments and balloon or bullet payments at maturity) for such period.

        (ii) Ratio of Consolidated EBIDTA to Consolidated Total Fixed Charges B. As of the end of the calendar quarter immediately preceding the Initial Advance (and as of the end of each fiscal quarter thereafter), at no time that the Loan is outstanding shall the ratio (stated as a percent), in respect of any period, of (A) Consolidated EBITDA to (B) Consolidated Total Fixed Charges B, be less than 125%. “Consolidated Total Fixed Charges B” shall mean, for any period, the aggregate amount of (1) Consolidated Total Interest Expense, plus (2) scheduled principal payments of Indebtedness (excluding optional prepayments and balloon or bullet payments at maturity) for such period, plus (3) dividends and distributions, if any, paid or required to be paid on preferred stock, preferred partnership interests or other preferred equity of PGRT for such period.

        (i) Restricted Securities Account. On or prior to the Initial Advance, Guarantor shall establish an interest-bearing securities account with the Agent (the “Restricted Securities Account”). On or before January 15, 2001, Guarantor shall deposit $1,666,666.60 in cash or Acceptable Securities into the Restricted Securities Account. On or before February 15, 2001, Guarantor shall deposit another $1,666,666.60 in cash or Acceptable Securities into the Restricted Securities Account. On or before March 15, 2001, Guarantor shall deposit another $1,666,666.60 in cash or Acceptable Securities into the Restricted Securities Account. On March 15, 2001, and at all times thereafter, the sum of the cash held in the Restricted Securities Account plus the market value of the Acceptable Securities held in the Restricted Securities Account shall be equal to $5,000,000, less any disbursements made by the Agent in respect of Construction Contingency items in accordance with Section 2.1.4 of the Construction Loan Agreement (the “Minimum Balance”). The value of Acceptable Securities shall be “marked to market” each Monday, using the reported value of the Acceptable Securities as of the immediately preceding Friday. In the event that at any time the aggregate market value of the Acceptable Securities held in the Restricted Securities Account declines such that the Minimum Balance requirement is violated, Guarantor shall, within three (3) Business Days after notice thereof, immediately deposit either additional Cash or additional Acceptable Securities with a market value sufficient to satisfy the Minimum Balance requirement. If Guarantor fails to deposit such additional cash or Acceptable Securities within such two (2) Business Day period, Agent shall be entitled to liquidate all Acceptable Securities then on deposit in the Restricted Securities Account and convert such Acceptable Securities into Cash without notice to, or the consent of, Guarantor or any other Person. Such liquidation shall not terminate, reduce or excuse Guarantor’s obligation to deposit additional amounts into the Restricted Securities Account if the balance therein after such liquidation remains below the Minimum Balance; provided, that after such a liquidation Guarantor shall only be permitted to deposit Cash into the Restricted Securities Account. Provided that an amount in excess of the Minimum Balance is then on deposit in the Restricted Securities Account and no Event of Default shall then exist under the Loan Documents, Guarantor shall be entitled, on a quarterly basis, to receive (A) interest earned on the cash portion of the amount on deposit in the Restricted Securities Account and (B) if and to the extent that the aggregate market value of the Acceptable Securities then held in the Restricted Securities Account, when combined with the cash then on deposit, exceeds the Minimum Balance requirement by at least fifteen percent (15%), a disbursement of Acceptable Securities with a value equal to the excess over such fifteen percent (15%) cushion; provided, however, that in no event shall the foregoing disbursements result in the Minimum Balance requirement being violated. Other than with respect to a decline in the market value of any Acceptable Securities and a violation of the Minimum Balance requirement as a result thereof, Guarantor shall have no further obligation make additional deposits into the Restricted Securities Account after March 15, 2001. The Agent shall make amounts on deposit in the Restricted Securities Account available to the Borrower in accordance with Section 2.1.4 of the Construction Loan Agreement; provided, however, that if Guarantor exercises its option to provide Substitute Collateral and obtain a release of this Guaranty in accordance with Section 29 below, the Restricted Securities Account shall be liquidated and converted into a portion of such Substitute Collateral as set forth below. Provided that no Event of Default then exists, Guarantor shall be entitled to receive, on a quarterly basis, disbursements from the Restricted Securities Account in respect of interest earned during such quarter. Provided that no Event of Default shall then exist under the Construction Loan Agreement, any amounts remaining on deposit in the Restricted Securities Account upon Stabilized Occupancy of the Mortgaged Property (or on the date of any earlier prepayment in full of the Loan in accordance with Section 2.4 of the Construction Loan Agreement) shall be returned to Guarantor or otherwise disbursed at Guarantor’s written direction. “Acceptable Securities” shall mean (x) Cash and Cash Equivalents and (y) any issued and outstanding securities of Prime Group Realty Trust which (1) are freely transferable and publicly traded and (2) have a minimum per share market price of $12.75.

(j)Construction Loan Agreement Covenants. Guarantor shall perform and comply with each obligation expressly stated in the Construction Loan Agreement to be an obligation of Guarantor.

        (k) No Duplication. It is expressly acknowledged and agreed that in calculating the values required for the foregoing financial covenants, it is intended that each value, as applicable, be counted without duplication.

        Section 9. Recourse. The exculpation provisions contained in any of the other Loan Documents relieving Borrower and any member of Borrower from personal liability for payment of the Loan shall not in any manner reduce the liability of Guarantor arising hereunder. Notwithstanding the foregoing, the Lenders acknowledge and agree that PGRT has no liability (direct, indirect or otherwise) under or pursuant to this Guaranty and that, accordingly, the exculpation granted to Borrower or any member of Borrower from personal liability for payment of the Loans under the exculpation provisions contained in any of the other Loan Documents shall hereby be made applicable to PGRT.

        Section 10. No Limitation of Liability. Guarantor’s liability hereunder shall in no way be limited or impaired by, and Guarantor hereby consents to and agrees to be bound by, any amendment or modification of the provisions of the Construction Loan Agreement, the Notes, the Pledge Agreement, or any other instrument made to or with the Lenders by Guarantor or Borrower. In addition, Guarantor’s liability hereunder shall in no way be limited or impaired by (a) any extensions of time for performance required by any of said documents, (b) any sale, assignment or foreclosure of the Notes or the Pledge Agreement (or transfer in lieu thereof) or any sale or transfer of all or part of the Collateral or the Improvements; provided, however, that if the Debt shall be paid in full, Guarantor’s obligations and liability under this Guaranty shall cease and terminate and be of no further force or effect, (c) the accuracy or inaccuracy of the representations and warranties made by Borrower under the Loan Documents or in any Borrower’s Draw Request thereunder, (d) the release of Borrower, the Property Owner, Guarantor or any other person from performance or observance of any of the agreements (other than this Guaranty), covenants, terms or conditions contained in any of said instruments by operation of law, the Lenders’ voluntary act, or otherwise, (e) the release or substitution in whole or in part of any Security, (f) the Lenders’ failure to file the Financing Statements (or the Lenders’ improper recording or filing of any thereof) or to otherwise perfect, protect, secure or insure any security interest or Lien given as security for the Loan or (g) the invalidity, irregularity or unenforceability, in whole or in part, of the Loan Documents, or any other instrument or agreement executed or delivered to the Lenders in connection with the Loan, and, in any such case, whether with or without notice to Guarantor (except as may be required pursuant to applicable Laws and Regulations) and with or without consideration.

        Section 11. Waiver of Claims. Guarantor (a) waives any right or claim of right to cause a marshalling of Borrower’s assets or to cause the Lenders to proceed against any of the Security before proceeding against Guarantor or to proceed against Guarantor in any particular order, and (b) agrees that any payments required to be made by Guarantor hereunder shall become due on demand in accordance with the terms hereof. Without limiting the generality of the foregoing, until this Guaranty is released or the Loan is paid in full and the Lenders shall have no continuing obligations under the Loan Documents, Guarantor hereby waives (1) all rights of subrogation or contribution Guarantor may have against Borrower and/or the Property Owner whether arising by contract or operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code) or otherwise by reason of any payment by Guarantor pursuant to the provisions hereof and (2) all suretyship defenses Guarantor would otherwise have under the laws of the jurisdiction in which the Improvements are located or any other jurisdiction.

        Section 12. Notices. All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, (b) expedited overnight prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery or (c) facsimile transmission provided confirmation of receipt is obtained by one of the methods in clause (a) or (b) above, addressed as follows (or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 12):

        If to Agent:

                  Bankers Trust Company
                  130 Liberty Street
                  New York, New York  10006
                  Attention:  Stuart Silberberg
                  Telecopier:  (212) 669-0764

                  with a copy to:

                  Cleary Gottlieb Steen & Hamilton
                  One Liberty Plaza
                  New York, New York  10006
                  Attention:  Laura G. Ciabarra, Esq.
                  Telecopier:  (212) 225-3999

         If to Guarantor:

                  Prime Group Realty, L.P.
                  c/o Prime Group Realty Trust
                  77 West Wacker Drive, Suite 3900
                  Chicago, Illinois 60601
                  Attention:  Louis G. Conforti
                  Telecopier:  (312) 917-0460

                  with a copy to:

                  Prime Group Realty, L.P.
                  c/o Prime Group Realty Trust
                  77 West Wacker Drive, Suite 3900
                  Chicago, Illinois 60601
                  Attention:  General Counsel
                  Telecopier:  (312) 917-1684

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, two (2) Business Days after deposit in the United States mail; in the case of expedited overnight prepaid delivery, upon the first attempted delivery on a Business Day; or in the case of facsimile transmission, at the time of the confirmed receipt thereof.

        Section 13. No Waiver; Remedies. No failure on the part of the Lenders to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. All remedies afforded to the Lenders by reason of this Guaranty and all of the other Loan Documents are separate and cumulative remedies and each one of such remedies, whether exercised by the Lenders or not, shall not be deemed to be exclusive of any of the other remedies available to the Lenders and shall not limit or prejudice any other legal or equitable remedy which the Lenders may have under this Guaranty or under any other Loan Document.

        Section 14. Right of Set-Off. Upon the occurrence and during the continuance of any breach of any of Guarantor’s covenants hereunder, the Lenders are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final, excepting only tenant security deposits and similar escrow deposits) at any time held and other indebtedness at any time held or owing by any of the Lenders (including branches, agencies or Affiliates of a Lender wherever located) to or for the credit or the account of Guarantor against any and all of the obligations of Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not the Agent or the Lenders shall have made any demand under this Guaranty and although such obligations, liabilities or claims may be contingent and unmatured and any such set-off shall be deemed to have been made immediately upon the occurrence of a default under this Guaranty even though such charge is made or entered on the books of the Lenders subsequent thereto. The Lenders agree promptly to notify Guarantor after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lenders under this Section 14 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lenders may have under the Loan Documents, at law or in equity.

        Section 15. Continuing Guaranty. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment of the Loan, or any part thereof, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy, dissolution, liquidation or the reorganization of Borrower or the Property Owner, or upon or as a result of the appointment of a receiver, intervenor, custodian or conservator of, or trustee or similar officer for, Borrower or the Property Owner or any substantial part of its property, or otherwise, all as though such payments had not been made.

        Section 16. Lenders’ Rights. Guarantor acknowledges and agrees that the Lenders’ rights (and Guarantor’s obligations) hereunder shall be in addition to all of the Lenders’ rights (and all of Guarantor’s obligations) under any other agreement executed and delivered to the Lenders by Guarantor in connection with the Loan, and payments by Guarantor hereunder shall not reduce any of Guarantor’s obligations and liabilities under any such agreement.

        Section 17. Delay. No delay on the Lenders’ part in exercising any right, power or privilege hereunder or under the Loan Documents shall operate as a waiver of any such privilege, power or right.

        Section 18. Trial by Jury; Injunctive Relief; Counterclaim, Consolidation. Guarantor hereby expressly and unconditionally waives, in connection with any suit, action or proceeding brought by the Lenders hereon, any and every right Guarantor may have to (a) injunctive relief, (b) a trial by jury, (c) assert or interpose any counterclaim, defense or offset (other than mandatory) therein, and (d) have the same consolidated with any other or separate suit, action or proceeding. Nothing herein contained shall prevent or prohibit Guarantor from instituting or maintaining a separate action against the Lenders with respect to any asserted claim.

        Section 19. Governing Law. The terms and provisions hereof and the rights and obligations of the parties hereunder shall in all respects be governed by, and construed and enforced in accordance with, the internal laws of the State of New York. Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York or any Federal court sitting in the State of New York over any suit, action or proceeding arising hereunder, and Guarantor hereby agrees and consents that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in the State of New York or any Federal court sitting in the State of New York may be made by overnight courier or by certified or registered mail, return receipt requested, directed to Guarantor at the addresses indicated above.

        Section 20. Severability. Any provision in this Guaranty that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of this Guaranty are declared to be severable.

        Section 21. Integration. This Guaranty, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof and may not be terminated, amended or modified, in any manner unless by a writing signed by the Lenders or their respective successors or assigns. This Guaranty was drafted with the joint participation of Guarantor and the Lenders and shall be construed neither against nor in favor of any of them.

        Section 22. Time of Essence. Time is of the essence with respect to Guarantor's obligations under this Guaranty.

        Section 23. Successors and Assigns. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, transferees and permitted assigns, except that Guarantor may not delegate any of its duties under this Guaranty without the prior written consent of the Lenders.

        Section 24. Subordination. In the event that Guarantor shall advance or become obligated to pay any sums towards the completion of construction of the Improvements or shall advance or become obligated to pay any sums to the Lenders pursuant to any other Loan Document, or in the event that Borrower is now or shall hereafter become indebted to Guarantor, Guarantor agrees that the amount of any such indebtedness and all interest thereon shall at all times be subordinate as to lien, time of payment and in all other respects to all sums at any time owing to the Lenders under any of the Loan Documents, and that Guarantor shall not be entitled to enforce or receive payments on account of such other indebtedness from Borrower until all such obligations of Borrower to the Lenders shall have been paid and the Lenders shall have no continuing obligations under the Loan Documents.

        Section 25. Modification. No amendment or waiver of any provision of this Guaranty nor consent to any departure by Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Lenders, and shall be effective only in the specific instance and for the specific purpose for which given.

        Section 26. Counterparts. This instrument may be executed in one or more counterparts, each of which when executed and delivered shall be deemed an original and all of which when executed and delivered will be deemed to be one and the same instrument.

        Section 27. Joint and Several Liability. The liability hereunder of each Person constituting Guarantor shall be joint and several

        Section 28. Consent to Construction Loan Agreement Provisions. Guarantor hereby acknowledges and agrees to any waiver or consent specifically granted by the Borrower Parties in Sections 11.11, 11.23 and 11.24 of the Construction Loan Agreement.

        Section 29. Release of Guaranty. Agent hereby acknowledges and agrees that, with the consent of the Borrower, Guarantor shall have the option, at any time while the Loan is outstanding, to substitute cash collateral for its obligations hereunder and obtain a full release of this Guaranty and the Interest and Operating Costs Guaranty (but not any of the other Guaranties) upon satisfaction of the following conditions:

        (a) Guarantor shall deposit cash in an amount equal to the sum of (1) $40,000,000, plus (2) the amount obtained by liquidating all cash and Acceptable Securities then held in the Restricted Securities Account, plus (3) the amount, if any, which Guarantor would be required to deposit into the Restricted Securities Account in accordance with Section 8(i) above to meet the Minimum Balance requirements of such section on the date of such liquidation (collectively, the “Substitute Collateral”) into an interest-bearing cash collateral account in the name of, and under the sole dominion and control of, the Agent (the “Substitute Cash Collateral Account”). The only Person authorized to withdraw funds from the Substitute Cash Collateral Account shall be the Agent. The Substitute Collateral shall be available to the Agent for the payment of Completion Costs, to ensure that each of the Guarantied Obligations is fully satisfied, and to ensure the payment or satisfaction of any other liability or obligation of Guarantor under this Guaranty and/or the Interest and Operating Costs Guaranty (including, without limitation, Operating Expenses, interest, Make-Whole Amounts and IRR Amounts). Guarantor shall have no obligation to make additional deposits into the Substitute Cash Collateral Account. Any interest earned on amounts on deposit in the Substitute Cash Collateral Account shall be added to and comprise a portion of the Substitute Collateral. Any funds remaining on deposit in the Substitute Cash Collateral Account after the payment in full of the Loan in accordance with the terms of the Construction Loan Agreement (whether on the Maturity Date or on the date of any earlier prepayment in full of the Loan in accordance with Section 2.4 of the Construction Loan Agreement), shall be returned to Guarantor or otherwise disbursed at Guarantor’s written direction;

        (b) Guarantor shall deliver (1) any documentation reasonably necessary to grant the Agent a perfected security interest in the Substitute Collateral, (2) a written independent accountant’s statement (or a statement from another third party acceptable to the Agent) confirming, with respect to each of Guarantor, PGRT and the Borrower, that both prior to and after giving effect to the transfer of the Substitute Cash Collateral to the Substitute Cash Collateral Account and the granting to the Agent of a security interest therein, that (x) the fair saleable value of their respective assets exceeds their respective total liabilities, including subordinated, unliquidated, disputed or contingent liabilities, (y) such transfer did not leave any of the Guarantor, PGRT or the Borrower with unreasonably small capital to carry out its respective business as conducted or as proposed to be conducted, and (z) such transfer and the granting of the security interest to the Agent was made for adequate consideration and that Guarantor received reasonably equivalent value therefor, and (3) a reasoned legal opinion reasonably acceptable to the Agent (which opinion may rely upon the accountant’s and/or other third party’s statement) that such transfer and the granting of such security interest to the Agent would not constitute a preference or a fraudulent conveyance or a fraudulent transfer under any Debtor Relief Laws;

        (c) No Event of Default shall have occurred and be continuing (other than an Event of Default which would cease to exist upon the termination and release of the Completion Guaranty and/or the Interest and Operating Costs Guaranty), including, without limitation, any violation of Section 5.1(i) of the Construction Loan Agreement or Section 8(i) of this Guaranty;

        (d) No Event of Default shall have occurred and be continuing under (and as defined in) the Senior Loan Documents and Agent shall have received an estoppel certificate from the Senior Lender confirming that (1) no Event of Default under the Senior Loan Documents then exists, (2) no default or Event of Default will result from the delivery of the Substitute Collateral, the granting to the Agent of a security interest in the Substitute Cash Collateral Account or the termination and release of the Completion Guaranty and/or the Interest and Operating Costs Guaranty, (3) the Senior Lender will continue to make advances under the Senior Loan (upon satisfaction of the conditions precedent set out in the Senior Loan Agreement without modification of such conditions) and (4) the Agent may use the Substitute Collateral and access the Substitute Cash Collateral Account on a non-subordinated basis notwithstanding anything to the contrary set forth in the Intercreditor Agreement dated as of January 5, 2001, between Senior Lender and the Agent; and

        (e) If Guarantor (1) is a tenant under any Lease at the Mortgaged Property, Guarantor shall post a security deposit with the Property Owner, in the form of Cash or a letter of credit, in form and amount reasonably acceptable to the Agent, in respect of Guarantor’s obligations under such Lease or (2) has elected to fund a Defaulting Lender’s Commitment in accordance with Section 3.5.2(e)(y) of the Construction Loan Agreement, Guarantor shall provide the Agent with assurance of Guarantor’s future performance of such funding obligations in a manner which is satisfactory to the Agent in its sole and absolute discretion.

        Section 30. Lenders’ Option. In the event that the Borrower delivers written notice to the Agent that the Guarantor intends to provide Substitute Collateral and obtain a release of this Guaranty and the Interest and Operating Costs Guaranty as provided in Section 29 (a “Guaranty Release Notice”) and Guarantor establishes to the satisfaction of the Agent, in its sole discretion, that Guarantor is able to fully satisfy each of the conditions set forth in Section 29 above, each Lender shall have the option (exercisable independently from each other Lender) to either (i) release the Completion Guaranty and the Interest and Operating Costs Guaranty and continue as a Lender under the Loan Documents or (ii) require that the Borrower prepay its Note, together with all accrued interest thereon, the IRR Amount applicable to such Lender’s Note and the Reduced Make-Whole Amount applicable to such Lender’s Note. Each Lender shall notify the Borrower of its election, in writing (an “Option Notice”), within fifteen (15) days after Guarantor has established that it is able to satisfy the requirements of Section 29. If any Lender fails to deliver an Option Notice within such time frame, that Lender shall be deemed to have elected to receive a prepayment of its Note at the applicable Reduced Make-Whole Amount. In the event that Lenders holding, in the aggregate, at least $26,000,000 of the principal amount of the Loan elect to release the Completion Guaranty and the Interest and Operating Costs Guaranty and remain Lenders, Borrower shall promptly proceed to satisfy each of the conditions set forth in Section 29 and pay those Lenders electing to be prepaid. In the event that Lenders holding, in the aggregate, less than $26,000,000 of the principal amount of the Loan elect to remain as Lenders, the Borrower shall have the option to require that all Lenders accept a prepayment of their Notes at the Reduced Make-Whole Amount. If each of the conditions set forth in Section 29 has not been fully satisfied and Borrower has not prepaid each Lender electing prepayment under this Section 30 within thirty (30) days from the delivery of the Option Notices, the Lenders shall have the right to require that the Borrower reaffirm its intention to take such actions and provide updated evidence of its compliance with each of the terms and conditions of Section 29 (which may include new estoppel certificates, accountants statements and legal opinions). Each Lender shall also have the right to deliver a new Option Notice at such time changing its election under this Section 30. The Borrower shall be entitled, at any time to notify the Lenders in writing that it is revoking its Guaranty Release Notice. No penalty or other amount shall be payable by Borrower in connection with any such revocation of a Guaranty Release Notice and upon any such revocation, each Option Notice shall be of no further force and effect and any Lender which was deemed to have elected to receive a prepayment of its Note by its failure to have delivered an Option Notice shall no longer be entitled to any such prepayment and shall remain a Lender hereunder. “Reduced Make-Whole Amount” shall mean (x) with respect to any prepayment under this Section 30 made on or before June 24, 2002, fifty percent (50%) of the Make-Whole Amount which would otherwise be due in accordance with Section 2.4.2 of the Construction Loan Agreement and (y) with respect to any prepayment under this Section 30 made after June 24, 2002, the actual amount due in accordance with Section 2.4.2 of the Construction Loan Agreement without discount or reduction.

* * *
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, Guarantor has caused this Guaranty to by duly executed and delivered as of the date first above written.

                                         GUARANTOR:

                                         PRIME GROUP REALTY, L.P., a Delaware
                                         limited partnership

                                         By: Prime Group Realty Trust, its
                                             managing general partner

                                         By:  [s] Louis G. Conforti
                                         Name: Louis G. Conforti
                                         Title:  Co-President

ACCEPTED BY AGENT, ON
BEHALF OF THE LENDERS:

BANKERS TRUST COMPANY

By:  [s] Steven P. Lapham
Name:  Steven P. Lapham
Title:  Director